Exhibit 99.1

FOR IMMEDIATE RELEASE	Bank Contact: Jonathan J. Wick
Executive Vice President/COO/CFO
(760) 325-4442

CANYON BANCORP REPORTS

FIRST QUARTER NET INCOME OF $1,071,000

PALM SPRINGS, CA: April 26, 2007 - Canyon Bancorp (OTCBB: CYBA) today announced net income of $1,071,000 or $0.44 per diluted share for the first quarter ended March 31, 2007 – an increase of $125,000 or 13.2 percent compared to income of $946,000 or $0.39 per diluted share for the first quarter of 2006.

Annualized return on average shareholders’ equity for the first quarter 2007 was 17.24 percent, with a return on average assets of 1.66 percent.

Other financial highlights for the first quarter 2007 compared to the same period in 2006:

•	Total assets increased $26.7 million or 11.1 percent to $267.7 million.

•	Net loans increased $41.0 million or 24.2 percent to $210.7 million.

•	Total deposits increased $21.4 million or 9.8 percent to $239.9 million.

•	Capital to assets ratio increased to 9.64 percent from 8.50 percent.

•	Book value per share increased $2.04 or 22.7 percent to $11.04.

•	Total shareholders’ equity increased by $5.3 million or 26.0 percent to $25.8 million.

•	Net interest margin for the first quarter 2007 was 6.34 percent compared to 6.40 percent for the same period in 2006.

“The above financial highlights for the first quarter 2007 confirm that Canyon Bancorp continues to attain steady growth combined with strong financial performance,’ said President and CEO Stephen G. Hoffmann.

Canyon Bancorp is a bank holding company with one banking subsidiary, Canyon National Bank, a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the Company’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYBA.

This release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements.

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CANYON BANCORP & SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

	3/31/2007 (Unaudited)	12/31/2006 (Audited)	3/31/2006 (Unaudited)
Assets
Cash and cash equivalents	$32,583	$20,569	$34,616
Interest-bearing deposits in other financial institutions	1,600	2,000	3,400
Investment securities available for sale	11,956	14,250	24,008
Federal Home Loan Bank and Federal Reserve Bank and Pacific Coast Bankers’ Bank restricted stock, at cost	1,573	1,558	1,423
Loans held for sale	1,420	752	309
Loans receivable, net	210,709	202,881	169,665
Furniture, fixtures and equipment	4,436	4,548	4,549
Income tax receivable	—	276	—
Deferred tax asset	1,706	1,713	1,385
Other assets	1,690	3,821	1,601

Total Assets	$267,673	$252,368	$240,956

Liabilities and Stockholders’ Equity
Deposits:
Demand deposits	$87,045	$90,248	$88,080
NOW accounts	13,102	9,645	9,024
Savings and money market	81,553	67,770	77,441
Time certificate of deposits	58,228	58,767	43,983

Total Deposits	239,928	226,430	218,528

Other Liabilities	1,938	1,515	1,952

Total Liabilities	241,866	227,945	220,480

Commitments and contingencies	—	—	—

Stockholders’ Equity:
Serial Preferred Stock, $5.00 par value; authorized 10,000,000 shares; none issued or outstanding	—	—	—
Common Stock; authorized 10,000,000 shares; 2,338,627, 2,316,627 and 2,167,229 shares issued and outstanding as of March 31, 2007, December 31, 2006 and March 31, 2006, respectively [1]	21,103	20,803	5,418
Additional paid-in capital	—	—	11,951
Accumulated other comprehensive income unrealized (loss) on investment securities available-for-sale (93)	(106)	(234)
Retained earnings	4,797	3,726	3,341

Total Stockholders’ Equity	25,807	24,423	20,476

Total Liabilities and Stockholders’ Equity	$267,673	$252,368	$240,956

1	On June 30, 2006 Canyon National Bank’s Plan of Reorganization was consummated to form a bank holding company, Canyon Bancorp. On the date of consummation, 2,180,479 shares of Canyon National Bank, $2.50 par value, were exchanged for the same number of shares of Canyon Bancorp, no par value. Shares outstanding prior to June 30, 2006 were issued by Canyon National Bank.

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CANYON BANCORP & SUBSIDIARY

Consolidated Statement of Operations

(Unaudited)

For the three months ended March 31, 2007 and 2006

(Dollars in thousands, except per share amounts)

	Three months ended March 31,
	2007	2006
Interest income:
Loans receivable	$4,820	$3,866
Federal funds sold	179	180
Interest bearing deposits in other financial institutions	17	38
Investment securities available for sale	141	234

Total Interest Income	5,157	4,318
Interest expense on deposits and other borrowings	1,343	803

Net Interest Income	3,814	3,515
Provision for loan losses	90	225

Net Interest Income After
Provision for Loan Losses	3,724	3,290

Noninterest income:
Service charges and fees	166	136
Loan related fees	178	166
Lease administration fees	222	310
Automated teller machine fees	163	145

Total Noninterest Income	729	757

Noninterest expenses:
Salaries and employee benefits	1,429	1,315
Occupancy and equipment expense	372	328
Professional fees	70	93
Data processing	144	124
Marketing and advertising expense	115	104
Director and shareholder expense	112	110
Other operating expense	409	377

Total Noninterest Expenses	2,651	2,451

Earnings before income taxes	1,802	1,596
Income Tax Expense	731	650

Net earnings	$1,071	$946

Earnings Per Share:
Basic	$0.46	$0.42
Diluted	$0.44	$0.39

Weighted Average Shares Outstanding:
Basic	2,323,023	2,271,542
Diluted	2,422,504	2,401,437

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CANYON BANCORP & SUBSIDIARY

Selected Ratios

(Unaudited)

	Three Months Ended [1]
	3/31/2007	3/31/2006
Return on average equity	17.24%	19.06%
Return on average assets	1.66%	1.59%
Yield on interest earning-assets	8.57%	7.87%
Cost of interest-bearing liabilities	3.73%	2.49%
Net interest margin	6.34%	6.40%
Non-interest income / average assets	1.13%	1.27%
Non-interest expense / average assets	4.11%	4.11%
Net non-interest expense / average assets	2.98%	2.84%
Net charge-offs/(recoveries) to average loans	0.28%	-0.06%
	as of:
	3/31/2007	3/31/2006
Capital to assets ratio	9.64%	8.50%
Allowance for loan losses / gross loans	1.56%	1.84%
Loan to deposit ratio	87.8%	77.6%
Adversely classified loans to gross loans	1.0%	2.1%
Demand deposit accounts / total deposit accounts	36.3%	40.3%
Book value per share [2]	$11.04	$9.00

[1]	Interim periods annualized
[2]	Prior year restated for past stock dividends and splits